Exhibit 10.1
UNILIFE CORPORATION
ARBN 141 042 757
2010 SHARE PURCHASE PLAN TERMS AND
CONDITIONS

Unilife Corporation 2010 Share Purchase Plan
The Unilife Corporation 2010 Share Purchase Plan (SPP) being offered by Unilife Corporation (Unilife or the Company) provides Eligible Shareholders (refer to 2 below) with the opportunity to purchase additional new CHESS Depositary Interests (CDIs) in the Company without incurring brokerage and other transaction costs.
The Company has recently issued [insert amount] CDIs and [insert amount] free attaching unlisted options to sophisticated and professional investors in Australia to raise approximately A$23.1 million (Placement) at an issue price of A$0.85. The Company now wishes to extend an offer under the SPP to existing shareholders to allow them to acquire CDIs at the same issue price of A$0.85.
Details of the offer and how to participate are set out below.
1.	What is the timetable for the SPP?
The key dates for the SPP are set out below:

Date	Event

26 November 2010	Record date for SPP

29 November 2010	Announcement of SPP

6 December 2010	SPP Opening Date

22 December 2010	SPP Closing Date

31 December 2010	Allotment Date

5 January 2011	Despatch of holding statements

*	Note: All times referred to are Australian Western Standard Time
The Company reserves the right to change the Closing Date or the proposed allotment date at any time by making an announcement to the ASX. The Company also reserves the right to terminate the SPP at any time prior to the issue of CDIs pursuant to the SPP. If the Company terminates the SPP, it will refund application monies (without interest).
2.	Who is an Eligible Shareholder?
Registered holders of CDIs or shares of common stock in the Company at 5.00pm Sydney time on Friday 26 November 2010 (Record Date) having a registered address in either Australia or New Zealand are eligible to participate in the SPP (Eligible Shareholders).
The Company has determined that the SPP may only be accepted by residents of Australia and New Zealand. This is due to regulations restricting the SPP offer to persons in places in which it is lawful and practical for the Company to offer and issue CDIs under the SPP, in the reasonable opinion of the Company. In particular, it would be unlawful and impracticable to extend the SPP to shareholders in the US without issuing a prospectus. To the extent that you hold CDIs on behalf of another person resident outside Australia or New Zealand, it is your responsibility to ensure that acceptance of the offer complies with all applicable laws.

3.	Participation by single holders
If you are an Eligible Shareholder and you have received more than one offer under the SPP (for example, because you hold more than one shareholding under separate share accounts), you may not apply for more than 17,647 CDIs under the SPP. This is because the maximum amount that may be raised by law under a share purchase plan from each eligible holder in any 12 month period is A$15,000. By applying for CDIs under the SPP, you certify that you have not exceeded this limit. The Company reserves the right to reject any application for CDIs where it believes there has not been compliance with this requirement.
4.	Participation by joint holders
If two or more persons are recorded in the register of members as jointly holding CDIs, they will be taken to be a single registered holder for the purposes of the SPP. Joint holders are only entitled to participate in the SPP in respect of that single holding.
5.	Participation on behalf of beneficial owners by custodians, trustees or nominees
If you are a custodian, trustee or nominee within the definition of “custodian” in ASIC Class Order CO 09/425 (Custodian) and you hold CDIs on behalf of one or more persons (each a Participating Beneficiary), you may not apply for CDIs totalling more than A$15,000 in any 12 month period unless, on application, you verify the following in writing (Custodian Certificate):
(a)	that you hold CDIs on behalf of one or more Participating Beneficiaries who have instructed you to apply for Unilife CDIs on their behalf under the SPP;

(b)	that another custodian (Downstream Custodian) holds beneficial interests in Unilife’s CDIs and that you hold the CDIs to which those beneficial interests relate on behalf of a Downstream Custodian or another custodian and they have instructed you to apply for Unilife CDIs;

(c)	the number of Participating Beneficiaries;

(d)	the name and address of each Participating Beneficiary for whom you are applying for CDIs;

(e)	the number of Unilife CDIs that you hold on behalf of each Participating Beneficiary or the number of CDIs to which the beneficial interest held by the Downstream Custodian relates (as applicable);

(f)	the number or dollar amount of CDIs which each Participating Beneficiary has instructed you or the Downstream Custodian (as applicable) to apply for on their behalf;

(g)	that the application price for the CDIs that you or the Downstream Custodian have applied for on behalf of a Participating Beneficiary, and any other CDIs in the class applied for on their behalf under a similar arrangement in the previous 12 months (excluding CDIs applied for but not issued), does not exceed A$15,000;

(h)	where you hold CDIs on behalf of a Participating Beneficiary indirectly, through one or more interposed custodians, the name and address of each interposed custodian;

(i)	that a copy of the SPP offer has been given to each Participating Beneficiary; and

(j)	any such additional or varied information as might be required under any more specific ASIC relief that might be granted to Unilife in relation to the SPP.
For the purposes of ASIC Class Order CO 09/425 you are a “custodian” if you are a registered holder that:
(a)	holds an Australian financial services licence that:
(i)	covers the provision of a “custodial or depository service” (as defined in section 766E of the Corporations Act); or
(ii)	includes a condition requiring the holder to comply with ASIC Class Order CO 02/294; or

(b)	is exempt under:
(i)	paragraph 7.6.01(1)(k) of the Corporations Regulations 2001; or
(ii)	under ASIC Class Order CO 05/1270 to the extent that it relates to ASIC Class Order CO 03/184 or under section 911A(2)(h) of the Corporations Act, from the requirement to hold an Australian financial services licence for the provision of a custodial or depository service.
(c)	is a trustee of a self-managed superannuation fund or superannuation master trust (as defined in ASIC Class Order 09/425).
(d)	are the responsible entity of an IDPS-like scheme (as defined in ASIC Class Order 02/296).
(e)	are the registered holder of CDIs and are noted on Unilife’s register of members as holding CDIs on account of another person.
If you hold CDIs as a trustee, custodian or nominee for another person, but are not a Custodian as defined above, you cannot participate for beneficiaries in the manner described above. In this case, the rules for multiple single holdings (above) apply.
Custodians who wish to apply on behalf of more than one Participating Beneficiary should contact Computershare Investor Services Pty Limited on [insert details].
6.	Are Eligible Shareholders required to participate in the SPP?
No. Participation in the SPP is entirely optional. The offer to acquire CDIs under the SPP is not a recommendation to acquire securities or financial product advice.
Before deciding on whether to participate in the SPP, you should consider the Company’s latest financial statements and recent announcements to ASX (ASX code: UNS) (http://www.asx.com.au) as well as the publicly available information about Unilife disclosed to the Securities and Exchange Commission (www.sec.gov) and, if you are in any doubt, consult your independent financial and taxation advisers.
7.	What are the CDIs being offered under the SPP?
The securities to be issued under the SPP are CDIs (each representing an interest in one-sixth of a share of common stock in Unilife). CDIs issued under the SPP will rank equally in all respects with the CDIs of Unilife on issue as at the date of their allotment, carrying the same voting rights, dividend rights and other entitlements.
8.	What is the issue price?
The issue price for each CDI under the SPP is A$0.85. This price is the same price at which CDIs were offered under the recent Placement and is approximately [insert amount] lower than the volume weighted average market price of the Company’s CDIs as traded on ASX over the last 5 days on which sales in the Company’s CDIs were recorded before the SPP was announced on 29 November 2010.
You should note that the CDI price may rise or fall between the date of this offer and the date when CDIs are allotted and issued to you under the SPP. This means that the price you pay per CDI pursuant to this offer may be either higher or lower than the CDI price at the time of the offer or at the time the CDIs are issued and allotted to you under the SPP.

9.	Will I receive options attaching to my CDIs?
No. ASIC regulations do not permit the Company to issue unlisted options under a SPP without a prospectus.
10.	How much can you invest under the SPP?
Eligible Shareholders may apply under one of the alternatives below:
•	1,500 CDIs at an aggregate purchase price of A$1,275.00;

•	6,000 CDIs at an aggregate purchase price of A$5,100.00;

•	12,000 CDIs at an aggregate purchase price of A$12,000.00; or

•	17,647 CDIs at an aggregate purchase price of A$14,999.95.
The offer under the SPP needs to comply with the limit in ASIC Class Order CO 09/425. Under this class order, Eligible Shareholders may only acquire a maximum of A$15,000 worth of CDIs under a share purchase plan in any 12-month period. This means that Eligible Shareholders must not acquire more than A$15,000 worth of CDIs, in aggregate, under this SPP. These limitations apply even if you receive more than one Application Form or if you hold CDIs in more than one capacity, e.g. if you are both a sole and joint holder of CDIs as described above.
11.	Applications may be scaled back
The maximum number of CDIs to be issued under the SPP is intended to be 8,235,294 (raising up to A$7 million). If subscriptions under the SPP exceed A$7 million, the Company may scale back applications received under the SPP. If applications are scaled back, any excess application monies will be refunded without interest.
However, if applications are received for in excess of A$7 million, the Board retains the discretion to issue more than 8,235,294 CDIs to satisfy all or part of such applications, subject to the maximum number of CDIs which Unilife is permitted to issue under the NASDAQ Listing Rules without shareholder approval for the issue (ie, not more than 20% of Unilife’s current issued capital when aggregated with the CDIs which Unilife issued under the Placement).
12.	How do I apply for CDIs under the SPP?
You may apply for CDIs by:
•	completing the enclosed SPP Application Form and returning it together with your cheque, bank draft or money order drawn on an Australian bank and in Australian dollars to the Company’s Share Registry in accordance with the instructions on the Application Form; or
•	by making a BPAY® payment using the customer reference number shown on your Application Form, in which case you do not need to return your Application Form.
Please do not forward cash. Receipts for payment will not be issued. Applications must be received by 5.00pm (Australian Western Standard Time) on 22 December 2010.
Applications and payments under the SPP may not be withdrawn once they have been received by Unilife. Application money will not bear interest as against Unilife under any circumstances.
Please read the enclosed SPP Application Form for further details of how to apply for CDIs under the SPP.

If you apply to participate in the SPP by submitting a BPAY® payment or completing and returning the Application Form, you will be deemed to have represented on behalf of each person on whose account you are acting that:
(a)	you are an Eligible Shareholder;

(b)	you understand and agree that the offer and sale to you of the CDIs under the SPP has not been and will not be registered under the United States Securities Act of 1933 (US Securities Act) or the laws of any state or other jurisdiction in the United States but rather the issue of the CDIs under the SPP will be made in reliance on an exemption from registration contained in Regulation S under the US Securities Act for offers and sales made outside of the US. Therefore, you agree that (i) you may not and will not offer, sell, pledge, transfer or otherwise dispose of any CDIs in the United States or for the account or benefit of a US person (as defined in Regulation S of the US Securities Act) (US Person) unless and until the CDIs are registered under the US Securities Act (which you acknowledge Unilife has no obligation to do) or offered, sold, pledged, transferred or otherwise disposed of in a transaction exempt from, or not subject to, the registration requirements of the US Securities Act or the laws of any state or other jurisdiction in the United States; and (ii) you may not and will not engage in hedging transactions involving the CDIs unless in compliance with the US Securities Act;

(c)	at the time you submit your SPP Application Form to the Company and at the time of allotment of the CDIs you are and will be (i) outside the United States and (ii) not a US Person and are not and will not be acquiring the CDIs on behalf of or for the account of or benefit of, a US Person;

(d)	in order to ensure that US Persons do not purchase any CDIs issued to you under the SPP, a number of procedures governing the trading and clearing of CDIs will be implemented, including the application to CDIs of the status of Foreign Ownership Restriction (FOR) securities under the ASX Settlement Operating Rules and the addition of the notation “FOR US” to the CDI description on ASX trading screens and elsewhere, which will inform the market of the prohibition on US Persons acquiring CDIs (see paragraphs 18-24 below);

(e)	you acknowledge that the CDIs have not, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdictions in the United States, or in any other jurisdiction outside Australia or New Zealand, and accordingly, the CDIs may not be offered, sold or otherwise transferred except in accordance with an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws; and

(f)	you have not and will not send any materials relating to the SPP to any person in the United States or that is, or is acting for the account or benefit of, a US Person.
By accepting an offer to acquire CDIs under the SPP, you agree to be bound by these SPP Terms and Conditions and by Unilife’s Certificate of Incorporation and By-laws.
13.	Can the offer under the SPP be transferred to a third party?
No. The offer is non-renounceable and cannot be transferred to any other person.
14.	Is the SPP underwritten?
No, the SPP will not be underwritten.

15.	Certification by Eligible Shareholders
By submitting the Application Form (together with a cheque, bank draft or money order) or making a BPAY® payment, you certify that the aggregate of the application price paid by you for:
(a)	the CDIs the subject of such Application Form; and

(b)	any other CDIs applied for by you, or which you have instructed a Custodian to acquire on your behalf, under the SPP or any similar offer by the Company in the 12 months prior to the date of issue under the SPP, does not exceed A$15,000, unless you are applying as a Custodian on behalf of one or more Participating Beneficiaries.
The A$15,000 limit applies irrespective of the number of CDIs you hold on the Record Date. Unilife reserves the right, and in certain circumstances may be required by ASIC Class Order CO 09/425 or other conditions, to reject any application for CDIs under the SPP to the extent it considers, or is reasonably satisfied, that the application (whether alone or in conjunction with other applications) does not comply with these requirements.
16.	Will I receive notification of my allotment?
Yes. You will be sent a holding statement or confirmation of allotment on or around 5 January 2011.
17.	When can I sell CDIs purchased under the SPP?
CDIs issued under the SPP may be sold or transferred on ASX (subject to the restrictions set out in 18 — 24 below) at any time after quotation, which is expected to commence on or around 31 December 2010.
18.	What transfer restrictions will apply to CDIs issued under the SPP?
The SPP is being made available to Eligible Shareholders in reliance on the exemption from registration contained in Regulation S of the US Securities Act for offers of securities which are made outside the US.
As a condition to relying on the Regulation S exemption, the CDIs which will be issued under the SPP will be ‘restricted securities’ under Rule 144 of the US Securities Act. This means that you will not be able to sell the CDIs issued to you under the SPP into the US or to a US person for a period of six months after the date of allotment (ie, for a period of six months after 31 December 2010) unless the re-sale of the securities is registered under the US Securities Act or an exemption is available.
19.	How will the transfer restrictions on CDIs issued under the SPP be enforced?
To enforce the transfer restrictions set out in 17 above, the Company has requested that all of its CDIs bear a “FOR US” designation on ASX. This designation effectively automatically prevents any CDIs from being sold on ASX to US Persons. However, you will still be able to freely transfer your CDIs on ASX to any person other than a US Person.
20.	How long will the “FOR US” designation remain in place?
The “FOR US” designation will remain in place until six months after the date of allotment of the CDIs under the SPP, which is expected to occur on or around 31 December 2010.

21.	When will I be able to sell my CDIs to US Persons on ASX?
You will be able to freely trade the CDIs you acquire under the SPP on ASX to US Persons once the FOR US designation has been removed which is expected to occur on or around 30 June 2011 (being six months after the date of allotment of CDIs under the SPP).
22.	Can I convert CDIs acquired under the SPP into shares of common stock and sell them on NASDAQ during the restriction period?
No. If you choose to convert the CDIs you acquire under the SPP into shares of common stock in Unilife at any time prior to the removal of the FOR US restriction (as outlined in 18 above), you will receive restricted shares of common stock which will not be tradable on NASDAQ until the six month transfer restriction expires.
23.	Will the FOR US designation impact my existing CDIs?
Yes, the FOR US designation will be imposed on all of the Company’s CDIs with effect from the date of allotment of the CDIs issued under the Placement (ie, 3 December 2010). This means that the Company’s CDIs will continue to be able to be traded on ASX but that US Persons will not be able to acquire the CDIs on ASX for the six month restriction period.
24.	Will I be able to convert my existing CDIs into shares of common stock and trade on NASDAQ if I apply for CDIs under the SPP?
Yes. You will be able to convert CDIs which you acquired prior to 3 December 2010 (being the date on which the FOR US designation will be placed on the Company’s CDIs) into common stock and trade the shares on NASDAQ, provided that you provide certain representations and warranties to the Company in the conversion form to the effect that the CDIs you are electing to convert are CDIs which you acquired prior to 3 December 2010.
25.	Foreign securities restrictions
As noted above, the SPP is only being extended to shareholders with a registered address in Australia or New Zealand. This document (and the accompanying Application Form) does not constitute an offer of securities in Unilife in any jurisdiction in which such an offer would be illegal.
To the extent that a shareholder holds CDIs on behalf of another person resident outside Australia or New Zealand, it is that shareholder’s responsibility to ensure that any acceptance complies with all applicable foreign laws.
Neither this document nor the Application Form constitutes an offer of securities in the United States or to, or for the account or benefit of any US person.
The CDIs to be issued under this SPP have not been and will not be registered under the US Securities Act or the securities laws of any state or other jurisdiction of the United States.
In order to comply with relevant securities laws, the CDIs to be issued under this SPP may not be offered to shareholders located in the “United States” or to shareholders who are, or who are acting for the account or benefit of, “US. persons”. As used herein, the terms “United States” and “US persons” are as defined in Regulation S under the Securities Act.
Because of these legal restrictions, you must not send copies of the SPP Terms and Conditions or any other material relating to the SPP to any person resident in the United States or any person who is, or is acting for the account or benefit of, “US persons”.
Consistent with the warranties contained in these SPP Terms and Conditions and the accompanying Application Form, you may not submit any completed Application Forms for any person resident in the United States or who is, or is acting for the account or benefit of, “U.S. persons”. Failure to comply with these restrictions may result in violations of applicable securities laws.

26.	Class Order compliance
This offer of securities under the SPP is made in accordance with ASIC Class Order CO 09/425 which grants relief from the requirement to prepare a prospectus for the offer of the CDIs under the SPP.
27.	Withdrawal, suspension, termination, anomalies and disputes
Unilife reserves the right to waive strict compliance with any provision of these terms and conditions, to amend or vary these terms and conditions and to suspend or terminate the SPP at any time. Any such amendment, variation, suspension or termination will be binding on all Eligible Shareholders even where Unilife does not notify you of that event. Unilife may make determinations in any manner it thinks fit, including in relation to any difficulties, anomalies or disputes which may arise in connection with or by reason of the operation of the SPP, whether generally or in relation to any participant or application. Any determinations by Unilife will be conclusive and binding on all Eligible Shareholders and other persons to whom the determination relates.
28.	Governing law
This offer is governed by the law in force in New South Wales. By accepting this offer, you submit to the non-exclusive jurisdiction of the courts of New South Wales.
29.	Contact us
If you have any further queries in relation to the SPP, please contact the Company’s Share Registry, Computershare Investor Services Pty Limited, on [insert details] between the hours of 8:30am and 5:30pm (Australian Western Standard Time) or call the Unilife Shareholder Information Line on [insert details] (in Australia) or +61 [insert details] (from outside Australia).